                                           EXHIBIT (8)

                   A LIMITED LIABILITY COMPANY

                        ATTORNEYS AT LAW

                    500 N. BROADWAY, SUITE 2000
                  ST. LOUIS, MISSOURI 63102-2147

                        TEL (314) 444-7600

                         January 6, 1995


Board of Directors
Boatmen's Bancshares, Inc.
800 Market Street
St. Louis, Missouri 63102

Attention:  Gregory L. Curl, Vice Chairman

Board of Directors
Salem Community Bancorp, Inc.
401 West Main Street
P.O. Box 880
Salem, Illinois 62881

Attention:  Robert W. Montgomery, President and Chief Executive
            Officer


     RE: MERGERS OF SALEM COMMUNITY BANCORP, INC. INTO BOATMEN'S-ILLINOIS, INC. AND COMMUNITY STATE BANK INTO BOATMEN'S
          BANK OF SOUTH CENTRAL ILLINOIS

Gentlemen:

     You have requested our opinion as to the federal income tax consequences of (i) the proposed merger (the "Holding Company Merger") of Salem Community Bancorp, Inc. ("Salem") into Boatmen's-Illinois, Inc. ("Holding Company") pursuant to the Agreement and Plan of Merger, dated September 1, 1994, as amended ("Holding Company Merger Agreement"), by and among Boatmen's Bancshares, Inc. ("Boatmen's"), Salem and Holding Company and (ii) the proposed merger ("Subsidiary Merger") of Community State Bank ("Bank") into Boatmen's Bank of South Central Illinois ("Subsidiary") pursuant to the Agreement to Merge between Bank and Subsidiary and joined in by Boatmen's, dated September 1, 1994, as amended ("Subsidiary Merger Agreement").

     In issuing the opinions set forth in this letter, we have relied upon (1) the factual representations made by Boatmen's, and Holding Company, dated October 10, 1994, the factual representations made by Subsidiary, dated October 12, 1994 and the factual representations made by Salem and Bank, each dated October 28, 1994 (the "Representations"), (2) the Holding Company Merger Agreement, (3) the Subsidiary Merger Agreement and (4) the facts,

ST. LOUIS, MISSOURI * KANSAS CITY, MISSOURI * CLAYTON, MISSOURI *
WASHINGTON, MISSOURI * BELLEVILLE, ILLINOIS * HAYS, KANSAS * LEAWOOD, KANSAS information and documentation set forth in the Registration
Statement on Form S-4 of Boatmen's filed with the Securities and Exchange Commission in connection with the Merger ("Registration
Statement").

     The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Holding Company Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Holding Company Merger and the Subsidiary Merger.

     The following opinions reflect our legal judgment solely on the issues presented and discussed herein. There are no published cases, rulings, regulations or administrative positions directly on point to support the opinions set forth herein. Accordingly, we cannot assure you that the Internal Revenue Service will agree with the opinions expressed herein, nor can we assure you that a court of competent jurisdiction will agree with such opinions.

     In view of the foregoing and in view of the complexity of the issues, our opinions are qualified by, and should be understood to reflect the fact that, the resolution of such issues are not free from doubt. Based on the limited amount of reliable authority described above and on our review of the Holding Company Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement, and assuming that the transactions described therein are completed as described, our opinions as to federal income tax consequences of the Holding Company Merger and the Subsidiary Merger are as follows.

HOLDING COMPANY MERGER

     1. Provided that the Holding Company Merger qualifies as a statutory merger under applicable Missouri law, the Holding Company Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     2. Pursuant to Sections 361 and 357 of the Code, no gain or loss will be recognized by Salem upon the transfer of substantially all of its assets to Holding Company in exchange for Boatmen's common stock, cash, if any, and the assumption by Holding Company of any liabilities of Salem.

     3. Pursuant to Revenue Ruling 57-278, 1957-1 C.B. 124, no gain or loss will be recognized by either Boatmen's or Holding Company upon the acquisition by Holding Company of substantially all of the assets of Salem in exchange for Boatmen's common stock, cash, if any, and the assumption by Holding Company of any liabilities of Salem.

     4. Pursuant to Section 362(b) of the Code, the basis of the assets of Salem received by Holding Company will be the same, in each instance, as the basis of such assets in the hands of Salem immediately prior to the Holding Company Merger.

     5. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Salem received by Holding Company will include, in each instance, the period during which such assets were held by Salem.

     6. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by shareholders of Salem who exchange all of their Salem common stock solely for shares of Boatmen's voting common stock.

     7. Pursuant to Section 358(a)(1) of the Code, the basis of the Boatmen's common stock received by those shareholders of Salem receiving solely Boatmen's common stock (including any fractional share interest to which such shareholder would be entitled) will be the same, in each instance, as the basis of the Salem common stock surrendered in exchange therefor.

     8. Pursuant to Section 1223(1) of the Code, the holding period of Boatmen's common stock received by the shareholders of Salem (including any fractional shares to which they may be entitled) will include, in each instance, the period during which the Salem common stock surrendered in exchange therefor was held, provided that such stock is held as a capital asset in the hands of such shareholders on the date of the exchange.

     9. Pursuant to Revenue Ruling 66-365, 1966-2 C.B. 116, and Revenue Procedure 77-41, 1977-2 C.B. 574, if a cash payment is received by a shareholder of Salem in lieu of a fractional share interest of Boatmen's voting common stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest subject to the provisions and limitations of Section 302 of the Code and considering the application of Section 318 of the Code.

SUBSIDIARY MERGER

     10. Provided that the Subsidiary Merger qualifies as a statutory merger under applicable Illinois law, the Subsidiary
Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

     11. Pursuant to Sections 357(a) and 361(b) of the Code, Bank will recognize no gain or loss upon the transfer of all of its assets to Subsidiary in constructive exchange for Subsidiary common stock and the assumption by Subsidiary of all of Bank's liabilities.

     12. Pursuant to Section 362(b) of the Code, the basis of the assets of Bank in the hands of Subsidiary will be the same as the basis of such assets in the hands of Bank immediately prior to the transaction.

     13. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Bank in the hands of Subsidiary will include the period during which the assets were held by Bank.

     14. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Subsidiary on the receipt of the assets of Bank in constructive exchange for stock of Subsidiary.

     15. Pursuant to Section 354(a) of the Code, the shareholder of Bank will recognize no gain or loss upon the constructive exchange of its Bank common stock for Subsidiary common stock.

     16. Where solely cash is received by a shareholder of Bank, such cash will be treated as received by that shareholder as a distribution in redemption of his Bank stock subject to the provisions and limitations of Section 302 of the Code.

     We express no opinion with regard to the federal income tax consequences of the Holding Company Merger or the Subsidiary Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state or local tax consequences with respect to the Holding Company Merger or the Subsidiary Merger.

     The shareholders of Salem should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LEWIS, RICE & FINGERSH, L.C.

                              /s/ Lewis, Rice & Fingersh, L.C.